                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT is entered into as of the 1st day of June 1997 by and among RENAISSANCE GOLF PRODUCTS, INC., a Delaware corporation (the "Company"), the principal optionholders of the Company listed on Attachment "A" (collectively referred to as the "Optionholders"), and Bruce H. Haglund as Escrow Agent (the "Escrow Agent"), with reference to the following facts:

     A. The Company's Board of Directors is recommending a 4:1 reverse stock split (the "Reverse Split") for approval by the stockholders whereby each four shares of Common Stock of the Company would be combined into one share of Common Stock. If approved, all of the issued and outstanding shares of Common Stock would be subject to the Reverse Split, including the shares of Common Stock issued through the 1996 Confidential Offering Memorandum ( the "Financing"). Debenture conversion right prices, conversion prices for options granted pursuant to options granted in 1996 ("1996 Options"), and shares of Common Stock issuable upon conversion of the Debentures and 1996 Options are not subject to adjustment in the event of the Reverse Split.

     B. In conjunction with 1996 Options grants to the new Directors, executives, and any parties including the Optionholders, the Optionholders agreed to enter into this Escrow Agreement effective in the event of approval of the Reverse Split. Pursuant to this Escrow Agreement, each Optionholder will place his 1996 Options granted in conjunction with the Financing, but excluding-performance based options (the "Escrow Options") into an escrow (the "Escrow") with Bruce H. Haglund, the Secretary of the Company, to hold the Escrow Options during the terms of the Optionholder Agreement, subject to certain restrictions.

     C. The Optionholders and the Company are willing to enter into this Escrow Agreement and have agreed to be bound by the terms and conditions contained herein, and Escrow Agent is willing to enter into this Escrow Agreement and to serve as Escrow Agent in accordance with the terms contained herein.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   ESTABLISHMENT OF ESCROW.

          1.1 Simultaneously with the execution of this Escrow Agreement, each of the Optionholders shall deposit with Escrow Agent documentation evidencing the number of Escrow Options set forth opposite such Optionholder's name on Attachment "A" hereto, such documentation to evidence in the aggregate 4,660,000 Escrow Options. Such documentation shall be registered in the name of each Optionholder and shall have stock powers attached thereto duly executed by the respective Optionholders in blank.

          1.2 The Optionholders and the Company hereby undertake to deliver or cause to be delivered directly to Escrow Agent certificates representing such number of additional securities of the Company as the Optionholders shall be entitled to receive with respect to those Escrow Options held in escrow hereby by virtue of any stock split, stock dividend, recapitalization, reclassification, merger, consolidation, option exercise or similar transaction. Certificates representing such additional options or shares shall be directly deposited with Escrow Agent, together with stock powers pertaining thereto duly executed by each of the Optionholders in black, and shall be subject to the Escrow Agreement, and all calculations made hereunder shall be adjusted accordingly. The Escrow Options and shares identified pursuant to Sections 1(a) and (b) shall hereinafter collectively be referred to and constitute the "Escrow Options."

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          1.3  Escrow Agent is hereby authorized to instruct the Company's transfer agent to deliver any Escrow Options to Escrow Agent.

     2.   SATISFACTION OF ESCROW.

          2.1 As soon as practicable after each quarter, Escrow Agent shall request a report from the stock transfer agent concerning the sales prices reported on the Nasdaq over-the-counter Bulletin Board of the Company's common stock during the preceding quarter.

          2.2 Upon receipt of the report from the stock transfer agent, Escrow Agent shall furnish copies thereof to each of the Optionholders and the Company.

          2.3 Escrow Agent shall be bound by the following with respect to its duty to release the Escrow Options:

               2.3.1 Escrow Options shall be released from the Escrow only after the post-reverse-stock split closing price exceeds $1.50 per share for 60 consecutive trading days (the "Initial Release Date").

               2.3.2 After the initial Release Date, the aggregate number of shares issued upon the exercise of the Escrow Options released from the Escrow in any month shall not exceed the greater of 5% of the total Escrow Options issued upon the exercise of Escrow Options or 25% of the previous month's total trading volume of the Company's shares of Common Stock.

               2.3.3 All Escrow Options shall be subject to release from the Escrow after the earlier of the 60th consecutive trading day that the post-stock split closing price exceeds $5.00 per share or December 31, 2000 (the "Final Release Date").

               2.3.4 In the event the Initial Release Date has not occurred within two years of the establishment of the Escrow, the Company by a majority vote of the directors may permit modification of this Escrow Agreement.

     3.   RIGHTS REGARDING ESCROW OPTIONS.

          During the pendency of this Escrow Agreement, the Optionholders shall retain full voting rights and full dividend rights with respect to the Escrow Options, but shall possess no right to tender or otherwise transfer the Escrow Options and if instructions on tender or other transfer thereof are received by Escrow Agent, Escrow Agent shall promptly notify the Company but shall not take any other action with respect thereto.

     4.     ADDITIONAL PROVISIONS RELATING TO ESCROW AGENT.

          4.1 Escrow Agent's duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

          4.2 Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case Escrow Agent obeys or complies with any such order, judgment or decree, Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                                 Page 2 of Six
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          4.3  Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

          4.4 Escrow Agent shall have no duties or responsibilities except as expressly provided in this Escrow Agreement and shall neither be obligated to recognize nor have any liability or responsibility arising under any other agreement to which Escrow Agent is not a party, even through reference thereto may be made herein.

          4.5 Escrow Agent shall be entitled to employ such legal counsel and other experts as it may deem necessary properly to advise Escrow Agent in connection with its obligations hereunder, may rely upon the advice of such counsel and may pay such counsel reasonable compensation therefor.

          4.6 If Escrow Agent reasonably requires other or further instruments in connection with this Escrow Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

          4.7 It is understood and agreed that should any dispute arise with respect to the instructions given Escrow Agent hereunder, Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, all or any part of the Escrow Options until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

          4.8 All reasonable costs, fees and disbursements incurred by Escrow Agent in connection with the performance of its duties hereunder shall be borne by the Company.

          4.9 Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by Escrow Agent to be genuine and to have been signed or presented by the proper party or parties.

          4.10 Escrow Agent shall not be liable or responsible for any act he may do or omit to do in the exercise of reasonable care, and the Company shall indemnify Escrow Agent for, and hold him harmless against, any loss, liability, or expense incurred without negligence or bad faith on the part of Escrow Agent arising out of or in connection with his acceptance of, or the performance of his obligations under, this Escrow Agreement.

          4.11 Upon Escrow Agent's release of all Escrow Options herein, in accordance with the provisions of this Escrow Agreement, Escrow Agent shall be discharged from all further obligations hereunder.

          4.12 Optionholders, each on its or his own behalf (i) waives any conflict of interest which Bruce H. Haglund may have as a result of his acting as Escrow Agent hereunder; (ii) acknowledges hereby that they have been urged to review this Escrow Agreement with independent counsel; (iii) waives its or his rights to independent counsel in connection with the actions to be taken hereunder by Bruce H. Haglund as Escrow Agent; and (iv) approves the appointment of Bruce H. Haglund as Escrow Agent hereunder.

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     5.     NON-TRANSFERABILITY.

     This Agreement shall not be transferable or assignable by any party, nor shall any party's interest herein be transferred or assigned by operation of law, and any assignment or attempted assignment, transfer, mortgage, hypothecation, or pledge of this Agreement or its interest herein by any party, shall be null and void.

     6.     NOTICES.

     All notices, requests, demands and other communications provided for by this Agreement shall be in writing and (unless otherwise specifically provided herein) shall be deemed to have been given at the time when mailed in any general or branch United States Post Office, enclosed in a registered or certified postpaid envelope, addressed to the Optionholders in care of the Company at its then current business address.

     7.   PARTIAL INVALIDITY.

     If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

     8.   ATTORNEY'S FEES.

     If any action in law or equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

     9.   APPLICABLE LAW AND FORUM.

     This Agreement and any matter connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of California, and California shall be the exclusive jurisdiction for any dispute, claim or action arising hereunder or related hereto.

     10.       BINDING NATURE.

     This Agreement shall inure to the benefit of and be binding upon the parties and their respective predecessors, representatives, successors, related or affiliated business entities, heirs, and assigns.

     11.    WAIVER.

     No waiver of any of the provision of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of
June 1, 1997.

RENAISSANCE GOLF PRODUCTS, INC.



By:
   --------------------------------------
   Kenneth W. Craig



-----------------------------------------
JOHN B. HEWLETT, INDIVIDUALLY AND FOR
GRANITE HOLLOW INSURANCE AGENCY AND PINE VALLEY LLC.



-----------------------------------------
KENNETH W. CRAIG



-----------------------------------------
CULLEY W. DAVIS



-----------------------------------------
MILES T. DOODY



-----------------------------------------
BRUCE H. HAGLUND



-----------------------------------------
WADE M. MITCHELL



-----------------------------------------
DENNIS L. CROCKETT

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ATTACHMENT "A"



                                     NUMBER      VESTING     EXERCISE
          NAME OF OPTIONHOLDER     OF OPTIONS      DATE        PRICE
          --------------------     ----------      ----        -----

          John B. Hewlett           1,000,000    12/31/96      $1.00
          Granite Hollow            1,000,000    12/31/96      $0.50
          Pine Valley, Ltd.           400,000    12/31/96      $0.50
          Dennis L. Crockett          100,000    12/31/96      $0.50
          Culley W. Davis             400,000    12/31/96      $0.50
          Miles T. Doody              360,000    12/31/96      $0.50
          Kenneth W. Craig            300,000    12/31/96      $0.50
          Bruce H. Haglund            750,000    12/31/96      $0.50
          Wade B. Mitchell            200,000    12/31/96      $0.50
                                      150,000    12/31/96      $1.00

          Total Options             4,660,000

                                 Page 6 of Six